Filed Pursuant to Rule 433 Registration Statement No. 333-281375 Issuer Free Writing Prospectus dated March 20, 2025 Relating to Preliminary Prospectus Supplement dated March 20, 2025 and Prospectus dated August 8, 2024 Fixed Income Investor Presentation March 2025

Disclaimer All information in this presentation is confidential and proprietary. Any reproduction, distribution or disclosure of this presentation, in whole or in part, without the prior written consent of Independent Bank Corp. (the “Company” or “Independent”), is strictly prohibited. Independent has filed a registration statement (including a prospectus) with the SEC to which this presentation relates. Before you invest in any offering, you should read the prospectus in that registration statement and other documents Independent has filed with the SEC for more complete information about Independent and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Independent or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling KBW at 1-800-966-1599 or emailing Piper Sandler at Fsg-dcm@psc.com. Safe Harbor Disclosure & Forward-Looking Statements Statements in this presentation other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Independent’s actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, adverse economic conditions in the regional and local economies within the New England region and the Company's market area; events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposit and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets; the effects to the Company of an increasingly competitive labor market, including the possibility that the company will have to devote significant resources to attract and retain qualified personnel; the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas and the possible expansion of such conflicts, political and policy changes or uncertainties associated with the new U.S. presidential administration, changes in U.S. and international trade policies, or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company's business caused by adverse weather conditions and natural disasters, public health crises or other external events and any actions taken by governmental authorities in response to any such events; adverse changes or volatility in the local real estate market; changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans; failure to consummate or any delay in consummating the acquisition of Enterprise Bancorp, Inc., including as a result of any failure to obtain the necessary regulatory approvals, to obtain Enterprise shareholder approval or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; risks related to the Company’s pending acquisition of Enterprise and acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of goodwill and/or other intangibles; and the Company's inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated; the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, including as a result of intensified regulatory scrutiny in the aftermath of regional bank failures and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws; increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures; a deterioration in the conditions of the securities markets; a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget; inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence; electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector; adverse changes in consumer spending and savings habits; the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy; changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes; the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions; changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business; and any unexpected material adverse changes in the Company’s operations or earnings. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2024. Independent undertakes no obligation to update any of the forward-looking statements after the date of this presentation. Non-GAAP Financial Measures When management assesses the Company’s financial performance for purposes of making day-to-day and strategic decisions, it does so based upon the performance of its core banking business, which is primarily derived from the combination of net interest income and noninterest or fee income, reduced by operating expenses, the provision for credit losses, and the impact of income taxes and other noncore items. There are items that impact the Company’s results that management believes are unrelated to its core banking business such as gains or losses on the sales of securities, merger and acquisition expenses, provision for credit losses on acquired portfolios, loss on extinguishment of debt, impairment and other items. Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or tangible common equity, by common shares outstanding) and with the Company’s tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets) which are non-GAAP measures. The Company has included information on these tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends. The Company has recognized goodwill and other intangible assets in conjunction with merger and acquisition activities. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, facilitates comparison of the capital adequacy of the Company to other companies in the financial services industry. These non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP. An item which management deems to be noncore and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. The Company’s non-GAAP performance measures are not necessarily comparable to similarly named non-GAAP performance measures which may be presented by other companies. 2

Offering Overview Issuer: Independent Bank Corp. Security Offered: Fixed-to-Floating Subordinated Notes due 2035 Offering Size: $300 Million Expected Security Rating: BBB- (stable) by Fitch Rating Agency* Format: SEC Registered Term: 10 Years Call: 5 Years General corporate purposes, which may include the Use of Proceeds: redemption of EBTC’s subordinated debt, which is callable on 7/15/2025 Bookrunning Managers: * An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the subordinated notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. No report of any rating agency is 3 incorporated by reference herein.

Independent Bank Corp. Snapshot Corporate Info & Footprint Balance Sheet Asset Quality Capital Ratios (1) Headquarters: Rockland, MA Total Assets: $19.4bn NPA / Assets: 0.52% TCE / TA: 10.9% Ticker: INDB Gross Loans HFI: $14.5bn Reserves / Gross Loans: 1.17% Leverage Ratio: 11.3% CEO: Jeffrey Tengel Total Deposits: $15.3bn Reserves / NPL: 167.4% CET1 Capital Ratio: 14.7% (1) Market: Boston TCE: $2.0bn MRQ NCOs / Avg. Loans: 0.03% TRBC Ratio: 16.0% (2) 124 Branches Worcester Boston 1,837 Employees Brockton 1907 Plymouth Fall River Year Founded Martha’s Vineyard Note: INDB shown standalone, all metrics shown as of 12/31/2024 (1) See appendix for Non-GAAP reconciliations (2) Includes one mobile branch and one electronic branch 4

Investment Highlights Safe & Sound Customer Centric • Strong balance sheet • Full suite of retail banking, commercial banking, and wealth product offerings • Prudent interest rate and liquidity risk management • Relationship-oriented commercial lending with strong local market knowledge and presence • Significant capital buffer • Exceptional third party customer service • Diversified, low-cost deposit base recognition in both commercial and retail • Experienced commercial lender with conservative • Strong brand awareness and reputation credit culture • Proven operator and acquiror Attractive Market High Performing • Consistent, strong profitability • Leading MA-based bank with scale and density • Focused on maintaining good margins • Supported by strong economic growth and vitality in key markets served • Fee income contribution from scalable wealth franchise • Depth of markets offers opportunities for continued growth • Efficient cost structure focused on operating leverage • The Enterprise acquisition is expected to add density to existing markets and expand the • History of organic capital generation Rockland franchise into Northern MA and Southern NH 5

Financial Overview

Historical Balance Sheet Total Assets ($bn) Total Loans Held-For-Investment ($bn) $14.5 $14.3 $13.9 $13.6 $20.4 $19.3 $19.3 $19.4 $9.4 $13.2 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 (1) Tangible Common Equity ($bn) Total Deposits ($bn) $16.9 $2.00 $15.9 $2.00 $15.3 $1.89 $1.88 $14.9 $11.0 $1.17 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 (1) See appendix for Non-GAAP reconciliations 7

Historical Profitability Metrics Return on Average Equity (%) Return on Average Assets (%) 1.33% 1.24% 9.05% 8.31% 0.99% 7.13% 0.96% (1) (1) 6.53% 6.34% 0.81% 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 (2) Tangible Book Value Per Share ($) Earnings Per Share ($) $46.96 $5.69 $44.13 $5.42 $42.25 $41.12 $4.52 $35.59 (1) $3.64 $3.47 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 (1) Includes $66.6mm after-tax one-time merger related provision and other expenses associated with the East Boston Savings Bank (“EBSB”) acquisition (2) See appendix for Non-GAAP reconciliations 8

Historical Profitability Metrics (cont.) Efficiency Ratio (%) Net Interest Margin (%) (1) 3.52% 65.5% 3.44% 58.9% 57.2% 53.7% 3.28% 51.3% 3.25% 3.01% 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 Noninterest Inc / Operating Revenue (%) 23.3% 20.9% 18.6% 17.0% 15.8% 2020 2021 2022 2023 2024 (1) Includes $66.6mm after-tax one-time merger related provision and other expenses associated with the EBSB acquisition 9

Consolidated Capital Ratios (1) TCE / TA (%) Leverage Ratio (%) 12.0% 10.9% 11.3% 11.0% 11.0% 10.3% 10.3% 10.3% 9.6% 9.6% 9.3% 9.1% 2020 2021 2022 2023 2024 (12/31/2024) 2020 2021 2022 2023 2024 (12/31/2024) (2) (2) Pro Forma Pro Forma Common Equity Tier 1 Ratio (%) Total Risk-Based Capital Ratio (%) Bank NOO CRE 272 338 317 319 305 321 (3) Ratio (%) : 14.7% 14.3% 14.3% 14.2% 16.1% 16.0% 16.0% 15.9% 12.7% 12.1% 15.1% 15.1% 2020 2021 2022 2023 2024 (12/31/2024) 2020 2021 2022 2023 2024 (12/31/2024) (2) (2) Pro Forma Pro Forma (1) See appendix for Non-GAAP reconciliations (2) Pro forma includes impact of EBTC acquisition consistent with merger assumptions as detailed on page 30, $300 million subordinated debt offering, and the redemption of $60 million of legacy EBTC subordinated debt 10 (3) Ratio per bank level regulatory filings; Regulators define commercial real estate loans as construction and land development loans + multifamily loans + nonowner occupied nonresidential property loans + commercial real estate loans secured by collateral other than real estate

Asset Quality Non-Performing Assets / Total Assets (%) Loan Loss Reserves / Loans HFI (%) 0.52% 1.21% 0.51% 1.17% 1.09% 1.08% 1.00% 0.28% 0.28% 0.14% 2020 2021 2022 2023 2024 2020 2021 2022 2023 2024 Net Charge-offs / Average Loans (%) 0.24% 0.07% 0.06% 0.01% 0.01% 2020 2021 2022 2023 2024 11

INDB Loan Portfolio & Credit Quality

Loan Portfolios CRE & Construction Portfolio C&I Portfolio (1) (1) $7.5bn $3.0bn Other Healthcare All Other (11 Sectors) Educational 3% 2% 22% Services Retail 6% Multi-Family 18% Accomodation 27% and Food Services 6% Retail Trade Manufacturing 21% 7% Lodging 10% Wholesale Trade Residential 8% Related Industrial/Warehouse 14% Real 10% Health Care and Social Mixed-Use Estate/Rental Assistance Office Office Construction and Leasing 8% 2% 14% 9% 13% Historical CRE Consumer Portfolio $10.0 400% (1) $bn $3.6bn Home equity - subordinate $7.0 $7.0 $6.9 $6.7 positions 18% 338% 317% 319% $5.0 300% 305% $3.6 Home equity - first position 272% 14% Other Residential real estate Consumer $0.0 200% 1% 67% 2020 2021 2022 2023 2024 (2) (3) CRE CRE/Capital (1) As of December 31, 2024 13 (2) CRE loan balances defined in accordance with regulatory guidance (3) Ratio per bank level regulatory filings

Multifamily CRE Portfolio Detail Multifamily Composition (%) Multifamily Portfolio Period Ended Mixed use, primarily Dec 31, 2024 Sep 30, 2024 ($ in millions) Residential 31% Total Balances $ 2,016.2 $ 1,983.8 Total Average Loan Size 2.8 2.7 Low Income Housing Tax Average Loan Size - Credit 25.8 24.3 Top 20 9% Residential Apart. - Market Average Loan Size - 2.1 2.1 Rate 47% All Others Residential Apart. - Affordable Housing >20%, 13% Key Portfolio Characteristics • Strong Boston market asset class Maturity Schedule • 85% of portfolio Massachusetts based; 99% of portfolio New England based 2025 2026 2027 2028+ Total ($) • No delinquencies 6% 9% 3% 82% $2.0B • Minimal exposure to luxury properties in Greater Boston 14

Office CRE Portfolio Detail CRE and Construction Portfolio Maturity Schedule Past 2025 2025 2025 2025 ($ in millions) Other CRE & 2026 2027 2028+ Total Due Q1 Q2 Q3 Q4 Construction Pass Rating $— $37.0 $22.0 $72.6 $12.4 $91.5 $157.9 $490.3 $883.7 85.8% Criticized — 3.2 — — 15.7 14.3 11.0 10.1 54.3 Classified 49.4 53.6 — — — 21.0 — 8.6 132.6 Office Total $49.4 $93.8 $22.0 $72.6 $28.1 $126.8 $168.9 $509.0 $1,070.6 14.2% % of Total 4% 9% 2% 7% 3% 12% 16% 47% 100% Top 20 Borrowers All Others Total Portfolio ($ in millions) ($ in millions) ($ in millions) Total Avg Loan Total Avg Loan Total Avg Loan Class A $320.1 $32.0 Class A $173.8 $6.4 Class A $493.9 $13.3 Class B/C 193.3 21.5 Class B/C 269.8 1.9 Class B/C 463.1 3.1 Medical 26.5 26.5 Medical 87.1 4.0 Medical 113.6 4.9 $539.9 $27.0 $530.7 $2.8 $1,070.6 $5.1 Criticized $15.7 Criticized $38.6 Criticized $54.3 Classified (perf) 51.6 Classified (perf) 8.6 Classified (perf) 60.2 Nonperforming 53.6 Nonperforming 18.9 Nonperforming 72.5 •Majority is RTC originated, conservative •Top 20 loans are actively managed •Primarily Massachusetts based underwriting •Approx. $289M came from acquisitions 15

Asset Quality Nonperforming Loans Commercial Criticized & Classified Loans ($ in millions) $120.0 0.9% $104.2 $101.5 $600 6.00% 0.8% $578.1 $100.0 $567.4 $558.3 0.7% 0.7% 0.7% $80.0 $550 5.50% 0.6% $502.9 $57.5 5.36% $56.9 $60.0 5.25% $486.3 $500 5.21% 5.00% 0.5% $40.0 0.4% 0.4% 0.4% $450 4.50% 4.68% 4.47% $20.0 0.3% $400 4.00% $0.0 0.2% Q1 2024 Q2 2024 Q3 2024 Q4 2024 $350 3.50% NPLs ($mm) NPL/Loan % $300 3.00% Nonperforming Loans (as of 12/31/2024) ($ in millions) $250 2.50% Specific Loan Category Industry Balance Charge-off Reserve Top 5 NPLs: $200 2.00% Commercial real estate Office - Class A $53.8 $— $26.3 Commercial real estate Office - Class A 11.7 — 7.0 $150 1.50% (1) Commercial & industrial Equip Rental 11.7 5.9 — (1) Commercial real estate Office - Class A 7.2 2.8 — $100 1.00% Q4 2023 Q1 2024 Q2 2024 Q3 2024 Q4 2024 Commercial & industrial Warehouse/Industrial 1.9 — — Criticized & Classified Loans Criticized & Classified Loans as a % of Total Commerical Loans (1) Represents balance net of charge-off 16

INDB Funding and Liquidity

Securities Portfolio Overview Available for Sale (AFS) Held to Maturity (HTM) Unrealized Unrealized Gain/(Loss) Gain/(Loss) Portfolio Composition at December 31, 2024 Book Value Fair Value Book Value Fair Value ($ in millions) U.S. government agency securities $230 $210 ($20) $ — $ — $ — U.S. treasury securities 628 592 (36) 101 93 (8) Agency mortgage-backed securities 416 378 (38) 788 726 (62) Agency collateralized mortgage obligations 31 29 (2) 423 358 (65) Other 49 42 (7) 123 115 (8) Total securities $1,354 $1,251 ($103) $1,435 $1,292 ($143) Duration of portfolio 3.0 Years 4.3 Years AFS/HTM Securities Capital Impact % of ($ in millions) $ Tangible Assets Available for Sale (AFS) 47% Held to (1) Maturity (HTM) Tangible capital (Non-GAAP) $1,996 10.86% 53% Less: HTM unrealized loss, net of tax (104) Tangible capital adjusted for HTM $1,892 10.38% (1) See appendix for Non-GAAP reconciliations 18

Deposit Portfolio (1) Deposit Composition (%) Core Deposits / Total Deposits (%) Municipal 8% 92% 91% 90% 85% 82% Business Consumer 37% 55% 2020Y 2021Y 2022Y 2023Y 2024Y Cost of Deposits (%) 5.33% 5.33% 5.33% 5.33% 5.12% INDB 4.83% 4.83% 4.33% Fed Funds 3.08% 1.68% 1.55% 1.75% 1.64% 1.66% 1.47% 0.28% 1.32% 0.20% 0.33% 0.14% 0.10% 1.08% 0.07% 0.10% 0.08% 0.08% 0.85% 0.59% 0.48% 0.35% 0.05% 0.09% 0.05% 0.15% 0.09% 0.09% 0.07% 0.05% 0.05% 0.05% Source: S&P Capital IQ Pro 19 (1) Core deposits defined as total deposits less all time deposits

Enterprise Bancorp, Inc. Merger Transaction Details

Enterprise Bancorp, Inc. Snapshot 27 Branches 576 • Founded by Chairman George Duncan in 1989 FTE Employees • Operate in vibrant economic markets with attractive demographics • Consistent, 35-year history of strong organic market expansion, growth, 1989 and profitability Year Founded • Strong balance sheet with quality commercial loan and relationship-based deposit portfolios, favorable liquidity and capital positions, paired with a New conservative credit culture Hampshire • Strong liquidity position anchored through strong deposit market share • Exceptional core deposit base with a cost nearly 100bps better than peers Corporate Info Balance Sheet Manchester Headquarters: Lowell, MA Assets: $4.8bn Ticker: NASDAQ: EBTC Deposits: $4.2bn CEO: Steven Larochelle Loans: $4.0bn Massachusetts Boston Chairman: George Duncan AUM & AUA: $1.5bn Springfield 2024 Profitability Capital Ratios Net Income: $38.7mm Leverage Ratio: 8.94% ROAA: 0.82% CET1 Ratio: 10.38% ROAE: 11.3% Total Capital Ratio: 13.06% Note: EBTC standalone financial data as of 12/31/2024 21

Overview of Enterprise Bancorp Acquisition Standalone Balance Sheet Highlights Enterprise is a key addition to attractive Boston area franchise New Hampshire Total $19.4bn $4.8bn Assets: Gross $14.5bn $4.0bn Massachusetts Loans: Boston Total $15.3bn $4.2bn Deposits: Total Equity: $3.0bn $361mm (1) INDB: 124 Branches EBTC: 27 Branches Wealth $7.0bn $1.5bn AUA: Note: INDB and EBTC standalone financial data as of 12/31/2024 22 (1) Includes one mobile branch and one electronic branch

Strategic Rationale Continued Market Expansion Balance Sheet Strength ◼ Continuation of INDB’s successful long-term ◼ Low-cost deposit base comprised of over 83% core (1) acquisition strategy of gradual geographic expansion deposits ◼ Expected to add over $4 billion of deposits in demographically attractive markets, including Northern ◼ History of strong asset quality with minimal charge- Massachusetts and Southern New Hampshire offs at EBTC ◼ Expected to add over $1.5 billion of wealth assets under administration in adjacent markets ◼ The combination is expected to position the company well for further net interest margin expansion ◼ Expected to create more density in eastern MA and offer us the opportunity to cross sell a broader product set into the Enterprise customer base. Padlock Execution Strategy Financially Attractive ◼ INDB has a long track record of successful integration ◼ Expected enhanced pro forma capital generation ◼ Similar culture, customer base and community focus ◼ Expected robust pro forma profitability ◼ Complementary business model ◼ INDB conducted comprehensive due diligence with support from independent third-party reviewers (1) Core deposits defined as total deposits less all time deposits 23

INDB Standalone County EBTC Standalone County Strategic Market Share Positioning Pro Forma County Merger Expected to Create Top 10 Market Share in all Counties of Operation INDB EBTC Pro Forma Market Market Market Deposits Share Deposits Share Deposits Share Counties Branches ($bn) (%) Rank Branches ($bn) (%) Rank Branches ($bn) (%) Rank (1) Plymouth, MA 28 4.7 25.2 1 – – – – 28 4.7 25.2 1 Middlesex, MA 15 1.3 1.6 17 13 2.3 2.7 11 28 3.6 4.3 8 Norfolk, MA 19 2.4 6.7 5 – – – – 19 2.4 6.7 5 Suffolk, MA 21 2.2 1.6 6 – – – – 21 2.2 1.6 6 Essex, MA 6 0.8 2.6 10 4 0.7 2.1 14 10 1.5 4.7 8 Bristol, MA 8 1.4 9.0 5 – – – – 8 1.4 9.0 5 Barnstable, MA 12 1.4 12.2 3 – – – – 12 1.4 12.2 3 Worcester, MA 8 0.6 2.6 11 2 0.3 1.4 21 10 0.9 4.0 9 Rockingham, NH – – – – 4 0.6 4.7 7 4 0.6 4.7 7 Nantucket, MA 3 0.4 35.1 1 – – – – 3 0.4 35.1 1 Hillsborough, NH – – – – 4 0.4 2.8 7 4 0.4 2.8 7 Dukes, MA 4 0.2 15.8 2 – – – – 4 0.2 15.8 2 Source: S&P Capital IQ Pro 24 Note: Deposit market share data as of 6/30/2024 (1) Includes one electronic branch

Pro Forma Loan & Deposit Distribution


INDEPENDENT BANK CORP.
Enterprise Bancorp, Inc.
PRO FORMA
Loans
Deposits
Non-Owner Occupied CRE 35%
Commercial & Industrial 14%
Consumer & Other 8%
Construction 5%
Residential R.E. 17%
Multifamily 12%
Owner Occupied CRE 9%
$14.5B
Yield: 5.54%
Non-Owner Occupied CRE 26%
Commercial & Industrial 12%
Consumer & Other 3%
Construction 17%
Residential R.E. 11%
Multifamily 13%
Owner Occupied CRE 18%
$4.0B
Yield: 5.56%
Non-Owner Occupied CRE 33%
Commercial & Industrial 13%
Consumer & Other 7%
Construction 8%
Residential R.E. 16%
Multifamily 12%
Owner Occupied CRE 11%
$18.5B
Yield: 5.54%
MMDA & Other Savings 37%
Retail Time Deposits 7%
Jumbo Time Deposits 11%
Demand Deposits 29%
NOW & Other Trans. Acct. 16%
$15.3B
COD: 1.66%
L/D: 94.7%
Retail Time Deposits 3%
Jumbo Time Deposits 13%
Demand Deposits 26%
NOW & Other Trans. Acct. 17%
MMDA & Other Savings 41%
$4.2B
COD: 1.83%
L/D: 95.1%
MMDA & Other Savings 38%
Retail Time Deposits 6%
Jumbo Time Deposits 12%
Demand Deposits 28%
NOW & Other Trans. Acct. 16%
$19.5B
COD: 1.70%
L/D: 94.8%

INDEPENDENT BANK CORP.

Note: Loan data in accordance with GAAP as of 12/31/2024; INDB deposit data per holding company regulatory filings as of 12/31/2024; EBTC deposit data in accordance with GAAP as of 12/31/2024
Note: Totals may not sum due to rounding
Note: Retail Time Deposits < $100k and Jumbo Time Deposits > $100k

25

Historical Interest Coverage and Debt Schedule

HISTORICAL DOUBLE LEVERAGE AND INTEREST COVERAGE

($ in millions)	Fiscal Year Ended, 2021	2022	2023	2024	Pro Forma EBTC[1] 2024	Pro Forma EBTC + Offering[2] 2024	
Double Leverage							
Bank-Level Equity	$2,950	$2,849	$2,921	$2,966	3,435	$3,672	
Consolidated Equity	3,018	2,887	2,895	2,993	3,377	3,377	
Double Leverage Ratio	98%	99%	101%	99%	102%	109%	
Interest Coverage							
Earnings:							
Income From Continuing Operations Before Taxes	$156.7	$347.8	$315.1	$247.1	$298.8	$287.2	
(+) Borrowings Interest (inc. TruPS)	5.4	4.9	44.5	44.1	$50.0	$46.8	
(+) Coupon Payment Related to $300mm Sub Debt Raise	–	–	–	–	–	$21.8	
Earnings (Before Corporate Debt Interest)	$162.1	$352.7	$359.6	$291.2	$348.7	$355.8	A
(+) Interest on Deposits	8.3	24.7	144.8	247.0	$323.5	$323.5	
Earnings (Before Corporate Debt & Deposit Interest)	170.4	377.3	504.3	538.2	672.2	679.3	B
Interest Expense:							
Borrowings Interest (inc. TruPS)	5.4	4.9	44.5	44.1	50.0	46.8	
(+) Coupon Payment Related to $300mm Sub Debt Raise	–	–	–	–	–	21.8	
Interest Expense, Excluding Interest on Deposits	5.4	4.9	44.5	44.1	50.0	68.6	C
(+) Interest on Deposits	8.3	24.7	144.8	247.0	323.5	323.5	
Interest Expense, Including Interest on Deposits	13.7	29.6	189.2	291.0	373.4	392.0	D
Interest Coverage (Ex. Deposit Interest Expense) - A / C	**30.1x**	**71.4x**	**8.1x**	**6.6x**	**7.0x**	**5.2x**	
Interest Coverage (Inc. Deposit Interest Expense) - B / D	**12.4x**	**12.8x**	**2.7x**	**1.8x**	**1.8x**	**1.7x**	

(1) Pro forma includes impact of EBTC acquisition consistent with merger assumptions as detailed on page 30 excluding the impact of the contemplated offering and redemption
(2) Pro forma includes impact of EBTC acquisition consistent with merger assumptions as detailed on page 30, $300 million subordinated debt offering, and the redemption of $60 million of legacy EBTC subordinated debt

INDEPENDENT BANK CORP.

27

CURRENT OUTSTANDING DEBT SCHEDULE Term / Maturity Amount Front-End Back-End Current Company Rank Call Date Structure Date ($000) Coupon Coupon Coupon Trust Junior — — — INDB 3/15/2037 50,000 6.10% Preferred Subordinated Trust Junior Currently — — 7.06% Preferred INDB Subordinated 9/16/2034 5,100 Callable Trust Junior Currently — — 6.27% Preferred INDB Subordinated 3/15/2037 5,900 Callable 3m SOFR + 10yr NC 5 EBTC Subordinated 9/30/2030 7/15/2025 60,000 5.25% 5.25% 517.5 bps 28

Appendix

EBTC Transaction Assumptions

Earnings	■ INDB Earnings per Street Consensus ■ EBTC Earnings per INDB Management
Cost Savings & Merger Costs	■ Estimated cost savings of approximately 30% of Enterprise's annual operating expense ▪ 50% phase-in during 2025 and 100% in 2026 and thereafter ■ $61.2 million of pre-tax one-time merger expenses; fully reflected in pro forma TBV dilution at closing
Credit	■ Gross credit mark of $69.5 million or 1.80% of Enterprise loans ▪ 75% Non-PCD / 25% PCD ▪ Non-PCD loans accreted sum-of-years digits method over 5 years ▪ Day 2 CECL reserve equal to 1.0x Non-PCD credit mark
Rate Marks	■ ~$150.1 million pre-tax loan write down accreted over 5 years ■ After-tax AOCI of ~$62.6 million is accreted over 5 years ■ ~ $7.7 million pre-tax write-down to equity associated with other rate related marks to assets and liabilities
Intangibles	■ Core Deposit Intangible of 3.75% of Enterprise's core deposits; amortized over 10 years using sum-of-years digits method
Other	■ Assumes ~5% of deposits runoff the pro forma balance sheet ■ Modeled close as of 9/30/2025

INDEPENDENT BANK CORP.

Note: As stated at announcement on December 9, 2024

30

Comprehensive Due Diligence Conducted Due Diligence Scope of Review ◼ Comprehensive due diligence review of EBTC completed over a three-month period ◼ Diligence review covered all functional areas, in addition to business strategies, clients, associates, and culture ◼ Heightened diligence focus surrounding loan portfolio and credit administration Credit Review Summary Key Diligence Focus Areas ◼ Independent Bank Corp.’s experienced credit team took a multifaceted approach in loan review across all major business lines augmented by Credit Human Resources multiple leading independent third-party review and valuation teams ◼ Included thorough examination of underwriting and credit standards along with the alignment of credit cultures Risk Management Legal ◼ Assessed 45% of total commercial balances, over 100% of notes with balances over $4.2MM Regulatory / Finance / Accounting Compliance ◼ Target areas included: ◼ 90% of NOO Office > $2.5MM Information Branch Network ◼ 85% of Multifamily >$3MM including construction Technology ◼ 65% of all construction Commercial Banking Operations ◼ 95% of participations ◼ 90% of criticized balances, 97% of those >$500K Consumer Banking ALCO / Liquidity ◼ Focus on top lending relationships, largest loans in various segments, and reviewed in context of current market conditions, etc. 31

INDB Financials (Dollars in Thousands) At or for the year ended, 12/31/20 12/31/21 12/31/22 12/31/23 12/31/24 Balance Sheet Total Assets 13,204,301 20,423,405 19,294,174 19,347,373 19,373,565 Total Net Loans 9,337,578 13,465,043 13,779,059 14,142,216 14,345,665 Total Deposits 10,993,170 16,917,044 15,879,007 14,865,547 15,305,978 Total Equity 1,702,685 3,018,449 2,886,701 2,895,251 2,993,120 AOCI 40,695 2,183 (163,084) (114,827) (90,007) Balance Sheet Ratios Loans/ Deposits (%) 85.4 80.3 87.7 96.0 94.8 Leverage Ratio (%) 9.6 12.0 11.0 11.0 11.3 Income Statement Net Interest Income 367,728 401,559 613,249 606,521 561,729 Provision for Credit Losses 52,500 18,205 6,500 23,250 36,250 Non Interest Income 111,440 105,850 114,667 124,609 128,014 Non Interest Expense 273,832 332,529 373,662 392,746 406,366 Net income 121,167 120,992 263,813 239,502 192,081 Profitability Ratios ROAA (%) 0.96 0.81 1.33 1.24 0.99 ROAE (%) 7.13 6.34 9.05 8.31 6.53 Net Interest Margin (%) 3.28 3.01 3.44 3.52 3.25 Asset Quality NCOs/ Avg Loans (%) 0.07 0.01 0.01 0.24 0.06 Reserves/ Loans HFI (%) 1.21 1.08 1.09 1.00 1.17 Source: S&P Capital IQ Pro 32

EBTC Financials (Dollars in Thousands) At or for the year ended, 12/31/20 12/31/21 12/31/22 12/31/23 12/31/24 Balance Sheet Total Assets 4,014,324 4,447,819 4,438,333 4,466,034 4,827,726 Total Net Loans 3,029,666 2,872,980 3,127,878 3,508,836 3,919,920 Total Deposits 3,551,263 3,980,239 4,035,806 3,977,521 4,187,698 Total Equity 334,426 346,895 282,267 329,117 360,748 AOCI 22,193 4,662 (96,207) (79,763) (78,914) Balance Sheet Ratios Loans/ Deposits (%) 86.6 73.4 78.8 89.7 95.1 Leverage Ratio (%) 7.5 7.6 8.1 8.7 8.9 Income Statement Net Interest Income 130,134 141,556 151,798 153,084 147,864 Provision for Credit Losses 12,499 1,770 5,800 9,249 1,985 Non Interest Income 17,247 18,107 18,462 17,609 22,879 Non Interest Expense 93,254 102,135 108,314 110,199 117,132 Net income 31,456 42,171 42,716 38,058 38,733 Profitability Ratios ROAA (%) 0.82 0.98 0.96 0.85 0.82 ROAE (%) 9.95 12.49 14.47 12.48 11.27 Net Interest Margin (%) 3.55 3.41 3.51 3.48 3.20 Asset Quality NCOs/ Avg Loans (%) 0.05 0.13 0.01 0.00 0.01 Reserves/ Loans HFI (%) 1.45 1.63 1.66 1.65 1.59 Source: S&P Capital IQ Pro 33

Non-GAAP Reconciliation Tangible Common Equity and Tangible Book Value Per Share Years Ended December 31, 2020 2021 2022 2023 2024 ($ in thousands except for per share figures) Tangible Common Equity Stockholders' Equity $ 1,702,685 $ 3,018,449 $ 2,886,701 $ 2,895,251 $ 2,993,120 Less: Goodwill and other intangibles 1,010,140 1,003,262 529,313 1,017,844 997,356 Tangible Common Equity (Non-GAAP) 1,876,561 1,891,989 1,173,372 2,000,605 1,995,764 Tangible Assets Total Assets (GAAP) 13,204,301 20,423,405 19,294,174 19,347,373 19,373,565 Less: Goodwill and other intangibles 1,010,140 1,003,262 529,313 1,017,844 997,356 Tangible assets (Non-GAAP) $ 12,674,988 $ 19,405,561 $ 18,284,034 $ 18,344,111 $ 18,376,209 Common Shares Outstanding 45,641,238 42,873,187 32,965,692 47,349,778 42,500,611 Tangible common equity to tangible assets ratio (Non-GAAP) 9.3% 10.3% 10.3% 10.3% 10.9% Tangible book value per share (Non-GAAP) $ 35.59 $ 42.25 $ 41.12 $ 44.13 $ 46.96 34